Exhibit 99.1

Kiora Pharmaceuticals Reports First Quarter 2026 Financial Results and Provides Corporate Update
Encinitas, CA -- May 8, 2026 -- Kiora Pharmaceuticals (NASDAQ: KPRX) today reported financial results for the first quarter ended March 31, 2026, and provided an update on its clinical pipeline of small molecules for the treatment of retinal diseases.
First Quarter 2026 and Recent Highlights
•Enrollment in the Phase 2 ABACUS-2 study of KIO-301 remains very active, with expansion of clinical trial sites to accommodate the strong patient demand to participate in the trial
•Publication of ABACUS-1 clinical trial results in Nature Medicine, providing external validation of KIO-301’s potential for vision restoration in patients with late-stage retinitis pigmentosa
•Continued progress in the Phase 2 KLARITY study of KIO-104, with an upcoming, pre-defined safety review to support advancement to the next dose level
•Kiora has an operational runway into late 2028, well beyond the anticipated clinical data readouts from both ongoing clinical trials
•Subsequent to the end of the quarter, Kiora executed a strategic equity financing, led by Perceptive Advisors that further strengthens the balance sheet
“We are encouraged by the continued progress across both of our clinical programs, including the strong momentum we are seeing with KIO-301 enrollment,” said Brian Strem, Ph.D., President and Chief Executive Officer of Kiora. “Recruitment in our ABACUS-2 study continues to advance, with close to 50% already completed, ongoing or scheduled to be followed by dose escalation of the drug in our second cohort of patients. We are seeing significant interest from both patients and physicians. This partially reflects the high unmet need within this rare disease community and the close-knit network of treating specialists. Importantly, the publication of our ABACUS-1 data in Nature Medicine this past April provides meaningful external validation of our molecular photoswitch technology and reinforces our confidence in the drug’s potential as a novel therapeutic approach. To meet the growing demand to participate in the ABACUS-2 trial from patients with retinitis pigmentosa, we are expanding the network of trial sites, while also working closely with our partners to establish the groundwork to be prepared for potential future global registration studies and hopeful commercial launch.”
“For KIO-104, we are making steady progress in the KLARITY study and are approaching a planned safety review that we expect will enable advancement to the higher dose cohort. We believe this program has the potential to address significant unmet need in inflammatory retinal diseases, and we remain focused on generating data to guide future development.
“Finally, the strategic equity investment from Perceptive Advisors and ADAR1 completed subsequent to the quarter enhances our financial flexibility and supports the continued advancement of both programs as well as optionality around potential pipeline expansion.”

First Quarter 2026 Financial Results
“We continued to carefully manage our cash resources while advancing our clinical programs during the first quarter,” said Melissa Tosca, Chief Financial Officer of Kiora. “With our current cash position, expected collaboration reimbursements, and additional capital raised subsequent to quarter end, we believe we have sufficient runway to fund operations into late 2028, beyond our anticipated clinical data readouts, providing flexibility as we continue to execute on our development strategy.”
Kiora ended the quarter with $13.9 million in cash and short-term investments. In addition, the Company recorded $1.5 million in collaboration receivables from Théa and approximately $2.0 million in tax and other receivables. Subsequent to the end of the quarter, Kiora raised an additional $5.0 million in gross proceeds from the strategic equity investment.
Research and development expenses were approximately $2.1 million, before recognizing $1.2 million in reimbursable expenses from Théa, compared to $2.5 million, before recognizing $2.0 million in reimbursable expenses from Théa, in the prior-year period, primarily reflecting the timing of clinical activities and collaboration credits. General and administrative expenses were approximately $1.6 million, compared to $1.5 million in the first quarter of 2025.
About Kiora Pharmaceuticals
Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed initially for the treatment of retinitis pigmentosa, with potential to expand into choroideremia and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of macular edema due to retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).
In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.
Forward-Looking Statements
Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, which such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash and short-term investments on hand to fund operations for specific periods, the timeline of anticipated readouts, the potential for pipeline expansion, the potential to add trial centers, expand the geographic footprint of trials and/or accelerate enrollment, the potential for KIO-301 and KIO-104 to address multiple indications, and the possibility of future global registration studies and commercialization. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2026 or described in Kiora's other public filings, including on Form 10-Q filed with the SEC on May 8, 2026. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.
Contacts:
Investors
Investors@kiorapharma.com

Financial Tables Follow

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026 (unaudited)	December 31, 2025
ASSETS
Current Assets:
Cash and Cash Equivalents	$10,955,359	$8,696,570
Short-Term Investments	2,916,701	8,392,513
Prepaid Expenses and Other Current Assets	1,206,339	1,141,804
Collaboration Receivables	1,544,253	1,522,770
Tax and Other Receivables	1,906,923	1,793,459
Prepaid Collaboration Expenses	153,273	201,332
Total Current Assets	18,682,848	21,748,448
Non-Current Assets:
Property and Equipment, Net	86,815	91,672
Restricted Cash	4,687	4,566
Intangible Assets and In-Process R&D, Net	2,063,100	2,063,100
Operating Lease Right-of-Use Assets	301,486	285,827
Other Assets	88,153	59,687
Total Assets	$21,227,089	$24,253,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$594,874	$1,060,306
Accrued Expenses	2,025,173	2,406,731
Operating Lease Liabilities	178,217	164,461
Total Current Liabilities	2,798,264	3,631,498
Non-Current Liabilities:
Contingent Consideration	2,946,743	2,939,316
Deferred Tax Liability	102,152	102,152
Deferred Collaboration Revenue	1,250,000	1,250,000
Non-Current Operating Lease Liabilities	195,369	203,798
Total Non-Current Liabilities	4,494,264	4,495,266
Total Liabilities	7,292,528	8,126,764
Commitments and Contingencies (Note 9)
Stockholders’ Equity:
Preferred Stock, $0.01 Par Value: 10,000,000 shares authorized; 3,750 designated Series A, 0 shares issued and outstanding; 10,000 designated Series B, 0 shares issued and outstanding; 10,000 shares designated Series C, 0 shares issued and outstanding; 20,000 shares designated Series D, 7 shares issued and outstanding; 1,280 shares designated Series E, 0 shares issued and outstanding; 3,908 shares designated Series F, 420 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	4	4
Common Stock, $0.01 Par Value: 150,000,000 shares authorized; 3,993,469 and 3,761,739 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	277,606	275,289
Additional Paid-In Capital	170,521,007	170,314,656
Accumulated Deficit	(156,635,260)	(154,217,276)
Accumulated Other Comprehensive Loss	(228,796)	(246,137)
Total Stockholders’ Equity	13,934,561	16,126,536
Total Liabilities and Stockholders’ Equity	$21,227,089	$24,253,300

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating Expenses:
General and Administrative	$1,612,267	$1,489,398
Research and Development	2,123,725	2,531,887
Collaboration Credits	(1,233,224)	(1,966,123)
Change in Fair Value of Contingent Consideration	7,427	275,192
Total Operating Expenses	2,510,195	2,330,354
Operating Loss	(2,510,195)	(2,330,354)
Other Income (Expense), Net:
Interest Income, Net	139,338	276,633
Other Expense, Net	(47,127)	(16,253)
Total Other Income, Net	92,212	260,380
Loss Before Income Tax Provision	(2,417,984)	(2,069,974)
Income Tax Provision	—	(123,006)
Net Loss	$(2,417,984)	$(2,192,980)
Net Loss Attributable to Common Shareholders	$(2,417,984)	$(2,192,980)
Net Loss per Common Share - Basic	$(0.58)	$(0.52)
Weighted Average Shares Outstanding - Basic	4,174,802	4,217,007
Net Loss per Common Share - Diluted	$(0.58)	$(0.52)
Weighted Average Shares Outstanding - Diluted	4,174,802	4,217,007

Other Comprehensive Loss:
Net Loss	$(2,417,984)	$(2,192,980)
Unrealized Loss on Marketable Securities	(8,353)	(16,099)
Foreign Currency Translation Adjustments	25,694	1,072
Comprehensive Loss	$(2,400,643)	$(2,208,007)